Exhibit 10.6

Management Short-Term Incentive (STI) Plan

GUIDELINES

1. Purpose

The standard STI plan provides a performance based pay-at-risk portion of annual cash compensation to eligible employees. This is intended to achieve a number of goals including:

•	Emphasize the Company’s commitment to competitive compensation practices by utilizing target and maximum percentages based on external market comparisons and aligned by internal job grades to ensure equity;

•	Ensure the company’s ability to fund a bonus pool by basing the funding on overall company performance;

•	Emphasize two key factors: individual performance and business performance at the group/business unit level; and

•	Emphasize performance achievement as the main determinant of annual cash awards and the main factor driving H.B. Fuller’s overall success.

2. Eligibility

To participate in the STI Program, an employee must:

2.1.	Be a regular full-time or part-time employee of the Company. Consultants and temporary agency employees performing services at Company facilities are not eligible to participate;

2.2.	Not qualify as a participant in any other Company variable compensation program (such as sales or unit performance bonus programs).

To receive payment under the STI Program, the participant must:

2.3	Be actively employed as of fiscal year-end;

2.4	Have been rated at least ‘good’ through the pay-for-performance program, as demonstrated by a PPA rating of ‘3’ or higher.

3. Plan Design

The funding for the plan is based on overall corporate performance, as measured by Budgeted Net Operating Income.

The plan has two distinct components:

•	Individual component

•	Unit component

The two components are equally weighted (50% Individual and 50% Unit); this signifies the philosophy that both components are equally important and focuses attention on performance achievement at individual and unit levels. Each plan component is explained in detail below.

Incentive Funding

The plan is funded based on actual corporate financial performance compared to budgeted Net Operating Income in accordance with the chart below.

Corporate Financial Performance (Budgeted Net Operating Income)	Funding Level (as a percent of target)
≥120%	150%
115%	138%
110%	125%
105%	113%
100%	100%
95%	88%
90%	75%
85%	63%
80%	50%
<80%	0%

Once the overall fund amount is established (using the above chart), the funds are allocated to three groups: Full Valu Specialty (FVS), Global Adhesives, and Corporate. The pool for each of these groups is established based on headcount, target incentive, and eligible earnings, multiplied by group performance (net operating income) as compared to corporate performance, and adjustments/calibration as determined by the CEO.

Once the pool is established for each of the 3 groups, each pool is split 50% based on unit (SBU, Division, Corporate) performance and 50% individual performance.

Unit Financial Performance Component

The group pools are split into the appropriate number of units (for example, FVS includes Specialty Construction Brands, Adalis, etc). The allocation to the units is based on headcount, target incentive, and eligible earnings, multiplied by unit performance (net operating income) as compared to group performance, and adjustments/calibration as determined by the EC Member. The unit incentive pool will be allocated proportionately (based on headcount, target incentive, and eligible earnings) to all eligible employees in the unit.

For details, see ‘STIP Example’.

Individual Performance Component

The individual performance component is a discretionary bonus opportunity for the supervisor to assess performance relative to expectations in the full capacity of the job and relative to established objectives. Award amounts will be determined by using PPA rating, assessing the objectives that were accomplished during the year, and the circumstances under which these objectives were reached.

Human Resources will publish discretionary guidelines annually for individual incentive payouts based on PPA rating.

4. Payment

4.1.	Payment will be made in cash, subject to taxes and deductions as applicable.

4.2.	Payment will be made in, or as close to possible to, January following the conclusion of the relevant Program Year.

5. Participant Status Changes

5.1	If a participant begins employment with the Company, or transfers between units during a program year, and is otherwise eligible, bonus potential will be pro-rated for the time the participant was employed with each business unit.

5.2	If, due to a change in job grade, a participant transfers into, or out of, the STI Plan, and is otherwise eligible, the bonus potential will be appropriately prorated for the time spent in the STI Plan.

6. Administration

6.1	Participants may direct questions about this program to their local management or human resources representatives.

6.2	The Compensation Committee of the Board of Directors shall make a certification decision with respect to corporate consolidated performance objectives and consider extraordinary circumstances that may have positively or negatively impacted the achievement of the total Company performance objectives. The Board or management in their discretion, reserves the right at any time to enhance, diminish or terminate all or any portion of any compensation plan or program, on a collective or individual basis.

STIP EXAMPLE

[1]	S (Base salary of eligible employees x target incentive percentage)
[2]	Pool based on headcount, target incentive, and eligible earnings
[3]	Mathematically determined group results relative to group target performance, compared to corporate performance, and subsequent calibration through discussion

[1]	Individual Performance Incentive Pool will be allocated proportionately to units based on: headcount, targeted incentive and salary. Total not to exceed the pooled allocation.
[2]	Pool based on headcount, target incentive, and eligible earnings
[3]	Mathematically determined unit results relative to unit target performance, compared to group performance, and subsequent calibration through discussion
[4]	Actual unit incentive pool will be allocated proportionately (based on headcount, target incentive, and eligible earnings) to all eligible employees in unit.

(Step 4 repeated by Global SBU Manager for region calibration).

RELEVANT TERMS

Actively Employed	A full-time or part-time employee on the Company payroll. It excludes any employee who has been terminated from employment with the Company – voluntarily or involuntarily – in advance of fiscal year-end.

Company	H.B. Fuller Company and its wholly owned subsidiaries.

Eligible Earnings	Base salary.

Payment	The cash reward payable after conclusion of the program year.

Program Year	Company fiscal year.

Short Term Incentive(STI) Plan	The program described herein. May also be referred to as “STIP” or “STI Plan”.

The H.B. Fuller Company values employees and recognizes their performance and contributions. The STI Plan and Guidelines are intended to help make possible the best utilization and participation of the people of H.B. Fuller in the achievement of Company goals. Although we strive to implement this Plan as stated in these Guidelines, they are not meant to create, nor do they create, a contract between H.B. Fuller and its employees. Neither the Plan nor the Guidelines alter the “at-will” employment relationship. This means that the Company and employees can decide to terminate the employment relationship at any time, with or without cause, and with or without notice.